Exhibit 99.1
T. ROWE PRICE CHAIRMAN GEORGE ROCHE TO RETIRE LATER THIS YEAR
Firm Taps Jim Kennedy to Become President and CEO, Brian Rogers Chairman, and Ed Bernard Vice Chairman
BALTIMORE (March 16, 2006) – T. Rowe Price Group (Nasdaq: TROW) today announced that Chairman and President George A. Roche plans to retire during the fourth quarter of 2006. Upon Mr. Roche’s retirement, the Board of Directors plans to elect James A.C. Kennedy, currently director of equities, as president and chief executive officer of the firm, which manages almost $270 billion for institutional and individual investors worldwide.
In addition, the Board of Directors plans to elect Brian C. Rogers chairman of the board and Edward C. Bernard vice chairman. Mr. Rogers will continue to serve as chief investment officer, as well as the manager of the T. Rowe Price Equity Income Fund and large-cap value portfolios for institutional clients. Since James S. Riepe announced his retirement at the end of last year, Mr. Bernard has assumed management responsibilities for the firm’s marketing, distribution, investor service, technology, and legal activities.
Also, as part of the transition, William J. Stromberg, 46, now co-director of equities and director of global equity research, will become the director of equities and global equity research.
Mr. Roche, 64, started with T. Rowe Price as a natural resources analyst in 1968 working with company founder Thomas Rowe Price, Jr., and was portfolio manager of the New Era Fund from 1979 through 1997. He has served on the Board of Directors since 1980 and was chief financial officer from 1984 through 1997. Mr. Roche became chairman and president in 1997, and since then the firm’s assets under management have grown from approximately $100 billion to a record $270 billion (as of December 31, 2005), and T. Rowe Price has become a leading global investment management organization. His retirement will complete a long-planned management transition that started in 2003 when M. David Testa announced his retirement as vice chairman and chief investment officer, and continued with Mr. Riepe’s retirement.
Mr. Kennedy, 52, has served on the firm’s Board of Directors since 1996 and Management Committee since 2000. He joined the firm in 1978 as an investment analyst in the natural resources area, working with Mr. Roche. Mr. Kennedy became the director of equity research in 1987 and the director of equities in 1997. He has played a key leadership role in developing the firm’s U.S. equity investment organization for nearly 20 years and, more recently, contributed to the expansion of its global equity investment capabilities.
“At T. Rowe Price, we focus on helping our clients achieve their investment goals,” said Mr. Kennedy. “We have pursued this by building a collaborative organization of very talented associates who seek to deliver investment management excellence and world class service to our clients. Over the last few decades, we have enhanced our position in the marketplace by thoughtfully entering multiple distribution channels around the world and developing a broad array of investment portfolios. I am extremely proud of our T. Rowe Price associates, our teamwork, our discipline and our culture; and I am confident that we are well-positioned for the future to continue meeting client needs.”

Mr. Rogers, 50, has served on the firm’s Board of Directors since 1997 and Management Committee since 2003. He joined the firm in 1982, has been a portfolio manager since 1985, and became chief investment officer in 2004. During his tenure, Mr. Rogers has helped build one of the strongest large-cap value investment teams in the industry.
“While the financial markets heavily influence our results over the short term, over the long term our success will continue to be determined by how we perform for our clients,” Mr. Rogers noted. “As we continue to grow our business, I look forward to working closely with the Board of Directors on governance and other strategic corporate issues.”
Mr. Bernard, 50, joined the firm in 1988 and worked directly with Mr. Riepe on a wide range of the firm’s distribution, servicing, and marketing functions, as well as oversight of the firm's mutual funds. He has served on the firm’s Board of Directors since 1999 and Management Committee since 2000. He has been nominated to succeed Mr. Riepe as a director of all the T. Rowe Price mutual funds when Mr. Riepe’s terms expire next month.
Mr. Roche said that: “T. Rowe Price is one of the premier investment management organizations in the world and I am proud to have played a role in that success. While my upcoming retirement represents the final step in a changing of the guard for T. Rowe Price, I am extremely confident that the firm will move forward from a position of strength, and that the organization and its clients will be well served by our next generation of leaders. T. Rowe Price’s reputation for integrity and excellence will be sustained and enhanced in the years ahead.
“Our focus on maintaining depth and breadth in our senior management, reflected in the leadership role of our Management Committee for more than 20 years, has enabled us to implement a smooth transition. Jim, Brian, and Ed have been influential and strategic leaders for many years. They have considerable experience in the management of the firm as members of the company’s Management Committee and Board of Directors, and they will complement each other very well in their new roles.”
The T. Rowe Price Group Management Committee also includes Mary J. Miller, 50, director of fixed income, and David J.L. Warren, 48, the chief executive officer and president of T. Rowe Price International. Ms. Miller joined T. Rowe Price in 1983 and has been a member of the Management Committee since 2004. She is also the portfolio manager of the Tax-Free Income Fund. Mr. Warren has been with the firm since 1983 and joined the Management Committee in 2000. He is also a co-manager of the firm’s world ex-U.S. portfolios.
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. is a global investment management organization with $269.5 billion in assets under management as of December 31, 2005. The firm provides a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

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